UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

____________________________________________________________

Date of Report (Date of earliest event reported): December 10, 2012

BULLFROG GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-164908	41-2252162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

897 Quail Run Drive, Grand Junction, Colorado		81505
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (970) 628-1670

(Former name or former address, if changed since last report)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities

On December 10, 2012 (“Closing Date”), Bullfrog Gold Corp. (the “Company”) entered into a Facility Agreement evidencing a secured loan (the “Facility”) with RMB Australia Holdings Limited (“RMB”), as the lender, in the amount of $4.2 million.  The loan proceeds from the Facility will be used to fund an agreed work program relating to the Newsboy gold project located in Arizona and for agreed general corporate purposes.  Standard Gold Corp., a Nevada Corporation (“Standard Gold”) and the Company’s wholly owned subsidiary is the borrower under the Facility and the Company is the guarantor of Standard Gold’s obligations under the Facility.  Standard Gold will pay an arrangement fee of 7% of the Facility amount due upon the first draw down of the Facility.  The Facility will be available until March 31, 2014 with the final repayment date due 24 months after the Closing Date.  Standard Gold has the option to prepay without penalty any portion of the Facility at any time subject to 30 day notice, any broken period costs and minimum prepayment amounts of $500,000.  The Facility will bear interest at the rate of LIBOR plus 7% with interest payable quarterly in cash.

Pursuant to a Security Agreement entered into by the Company and a Security Agreement entered into by Standard Gold (together, the “Security Agreements”), Standard Gold’s and the Company’s obligations under the Facility are secured by a lien on all of Standard Gold’s and the Company’s property and assets associated with the Newsboy gold project.  Pursuant to a Pledge Agreement entered into by the Company, the Facility is also secured by a pledge of 100% of shares of capital stock in Standard Gold held by the Company.  The Security Agreements and Pledge Agreement are attached as Exhibits 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are hereby incorporated by reference.

In connection with the Facility, the Company will issue 7,000,000 warrants to purchase shares of the Company’s common stock for $0.35 per share to be exercisable for 36 months after the Closing Date, with the proceeds from the exercise of the warrants to be used to repay the Facility.  A form of the warrant is attached as Exhibit 10.5 to this Current Report on Form 8-K and is hereby incorporated by reference.  The Facility obligates the Company to register the shares of common stock underlying the warrants by filing a Form S-1 with the Securities and Exchange Commission on or before March 31, 2013.  The Facility also obligates the Company to seek a listing of its common stock on an exchange satisfactory to RMB within 12 months of the Closing Date.

The Company is required to keep a minimum cash balance of $500,000 in a segregated account identified in the Facility following the first draw under the Facility and for a period of 18 months after the Closing Date.

The Facility contains customary financial, affirmative and negative covenants for a senior secured credit agreement.  The Facility also contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, and covenant defaults.

The foregoing is not a complete summary of the terms of the Facility, and is qualified in its entirety by reference to the complete text of the Facility Agreement, the Security Agreements, the Pledge Agreement and the Form of Warrant attached as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K, which are hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No .	Description

10.1	Facility Agreement dated December 10, 2012
10.2	Security Agreement dated December 10, 2012 entered into by the Company
10.3	Security Agreement dated December 10, 2012 entered into by Standard Gold
10.4	Pledge Agreement dated December 10, 2012 entered into by the Company
10.5	Form of Warrant
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  December 12, 2012

BULLFROG GOLD CORP.

By:	/s/ David Beling
Name: David Beling
Title: President, Chief Executive Officer and Chief Financial Officer